Material Subsidiaries of the Company	Exhibit 21

Name of Subsidiary	Jurisdiction of Incorporation

BRV, Inc. (The (Kitsap) Sun, Redding Record Searchlight, Ventura County Newspapers)	California
Boulder Publishing Company (Daily Camera)	Colorado
Channel 7 of Detroit, Inc., (WXYZ)	Michigan
Collier County Publishing Company (Naples Daily News)	Florida
D.I.Y. Insurance Company	South Carolina
Denver Publishing Company (Rocky Mountain News)	Colorado
Great American Country, Inc.	Colorado
Evansville Courier Company, Inc., approximately 90%-owned (The Evansville Courier, The Henderson Gleaner)	Indiana
Independent Publishing Company (Anderson Independent-Mail)	South Carolina
Knoxville News-Sentinel Company	Delaware
Memphis Publishing Company, approximately 90%-owned (The Commercial Appeal)	Delaware
New Mexico State Tribune Company (The Albuquerque Tribune)	New Mexico
Scripps Texas Newspapers L.P. (Corpus Christi Caller-Times, Abilene Reporter-News, Wichita Falls Times Record News, San Angelo Standard-Times)	Delaware
Scripps Howard Broadcasting Company, (WMAR, Baltimore; WCPO, Cincinnati; WEWS, Cleveland; KSHB, Kansas City; KMCI, Lawrence; KNXV, Phoenix, KJRH, Tulsa; WPTV, West Palm Beach)	Ohio
Scripps Networks, Inc., (Home & Garden Television; DIY - Do It Yourself Network; The Television Food Network, G.P., approximately 70%-owned; Fine Living Network, LLC, approximately 90%-owned)	Delaware
Scripps Howard Publishing Co. (Scripps Howard News Service)	Delaware
Scripps Ventures, LLC	Delaware
Scripps Treasure Coast Publishing Company (Ft. Pierce Tribune, Jupiter Courier, Stuart News, Vero Beach Press Journal)	Florida
Scripps Shop At Home, Inc.	Tennessee
Shop At Home Network, LLC	Tennessee
Shopzilla, Inc.	California
Tampa Bay Television, Inc., (WFTS)	Delaware
United Feature Syndicate, Inc., (United Media, Newspaper Enterprise Association)	New York